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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the Administaff, Inc. 2001 Incentive Plan (333-66344), Administaff, Inc. Non-Qualified Stock Option Plan (333-85151; 333-66342), Administaff, Inc. 1997 Employee Stock Purchase Plan (333-36363) and the Administaff, Inc. 1997 Incentive Plan (333-34041; 333-85151) of our reports dated February 17, 2005, with respect to the consolidated financial statements of Administaff, Inc., Administaff Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Administaff Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                ERNST & YOUNG LLP

Houston, Texas
February 21, 2005